Exhibit 10.3

This Instrument was prepared by

and after recording please return to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attn: John B. Hale, Esq.

MORTGAGE AND SECURITY AGREEMENT

Dated: July 31, 2012

ASC DEVENS LLC

Mortgagor

TO

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Mortgagee

Mortgaged Property:

64 Jackson Road

Devens Enterprise Zone

Harvard, Massachusetts 01434-4020

MORTGAGE AND SECURITY AGREEMENT

THIS MORTGAGE AND SECURITY AGREEMENT (the “Mortgage”) is entered into as of the 31st day of July, 2012, by and between ASC DEVENS LLC, a Delaware limited liability company, having an address at c/o American Superconductor Corporation, 64 Jackson Road, Devens, Massachusetts 01434-4020 (“Mortgagor”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, having an office at 400 Hamilton Avenue, Suite 310, Palo Alto, California 94301, Attention: Chief Legal Officer and Brad Pritchard (“Mortgagee”).

RECITALS

WHEREAS, pursuant to that certain Loan and Security Agreement of even date herewith between American Superconductor Corporation (“Parent”), the direct 100% owner of Mortgagor, and Mortgagee (the “Loan Agreement”), Mortgagee has made a loan in the principal amount of $10,000,000 (the “Loan”) to Mortgagor and Parent, which Loan is evidenced by that certain Secured Term Promissory Note in the amount of the Loan executed by Mortgagor in favor of Mortgagee (the “Note”); and

WHEREAS, this Mortgage secures the Secured Obligations (as defined in the Loan Agreement);

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated into the operative provisions of this Mortgage by this reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, Mortgagor hereby represents and warrants to and covenants and agrees with Mortgagee as follows:

GRANT

NOW, WITNESSETH, that Mortgagor, for better securing the observance, payment, and performance by Parent of the Secured Obligations, and in further consideration of the sum of ONE and 00/100 DOLLAR ($1.00) and for other good and valuable consideration, the receipt whereof before the ensealing and delivery of these presents is hereby acknowledged, Mortgagor does grant, bargain, sell, and convey to Mortgagee and to its successors and assigns forever, WITH MORTGAGE COVENANTS:

That tract or parcel of real property commonly known as 64 Jackson Road, situate, lying, and being in Devens Enterprise Zone, Town of Harvard, County of Worcester, and Commonwealth of Massachusetts, as more particularly described on Exhibit A attached hereto and made a part hereof, (the “Property”), being the same premises which were conveyed to Mortgagor by Deed from the Massachusetts Development Finance Agency dated October 19, 2000 which Deed was recorded in the Worcester District Registry of Deeds on October 20, 2000 in Book 23120, at Page 209;

TOGETHER with all and singular the tenements, hereditaments, easements, appurtenances, passages, waters, water courses, riparian rights, other rights, liberties and privileges thereof or in any way now or hereafter appertaining, Mortgagor’s proportionate undivided interest in all streets, alleys, passages and ways, all other rights, liberties and privileges of whatsoever kind or character, the reversions and remainders, and all the estate, right, title, interest, property, possession, claim and demand whatsoever, as well at law or in equity, in and to all the foregoing or any or every part thereof;

TOGETHER with all buildings and improvements of every kind and description now or hereafter erected or placed thereon and all materials intended for construction, reconstruction, alteration and repair of such improvements now or hereafter erected thereon, all of which materials shall be deemed to be included within the mortgaged premises immediately upon the delivery thereof to such mortgaged premises, and all fixtures and articles of personal property now or hereafter owned by Mortgagor and attached to or contained in and used in connection with said premises; and all renewals or replacements thereof or articles in substitution therefor, whether or not the same are or shall be attached to the Property or building or buildings in any manner; it being mutually agreed that all the aforesaid property owned by said Mortgagor and placed by it on said premises shall, so far as permitted by law, be deemed to be affixed to the realty and covered by this Mortgage (collectively, the “Improvements”);

TOGETHER with all right, title and interest of Mortgagor, now owned or hereafter acquired, in and to any and all sidewalks and alleys, and all strips and gores, adjacent to or used in connection with, the Property;

TOGETHER with all of right, title and interest of Mortgagor, now owned or hereinafter acquired, to any and all fixtures, partitions and dividers, and all machinery, equipment, chattels, goods and other articles of property, whether real estate or not, now or at any time hereafter attached to or situated in or upon, and used or useful in the operation of, the Property, or of any business now or hereafter operated by Mortgagor, (except any personal property, furnishings or furniture owned by any tenant unrelated to Mortgagor occupying any part of the Property, or any part of either or both and used by such tenant in the space occupied by it, to the extent that the same does not become the property of Mortgagor, as landlord, under the lease with such tenant or under applicable law), including without limitation:

All gas and electric fixtures, radiators, heaters, engines and machinery, boilers, elevators and motors, bathtubs, sinks, water closets, basins, pipes, faucets, air conditioning equipment, plumbing fixtures, heating fixtures, mirrors, mantels, refrigerating plant, carpeting, furniture, ranges, refrigerators, ovens, dishwashers, laundry equipment, cooking apparatus and appurtenances, and all building material and equipment now or hereafter delivered to the Improvements; and

All renewals or replacements thereof, all additions thereto or articles in substitution thereof and all of the estate, right, title and interest of Mortgagor in and to all property of any nature whatsoever, now or hereafter situate at the Property or intended to be used in connection with the operation thereof shall be deemed to be fixtures and an accession to Mortgagor’s interest in the Property as between the parties hereto and all persons claiming by, through or under them and shall be deemed to be a portion of the security for the indebtedness herein mentioned and secured by this Mortgage;

TOGETHER with its interest in any and all awards, damages, payments and other compensation and any and all claims therefor and rights thereto which may result from taking or injury by virtue of the exercise of the power of eminent domain of or to, or any damage, injury or destruction in any manner caused to, the Mortgaged Property (as hereinafter defined), or any part thereof, or from any change of grade or vacation of any street abutting thereon, all of which awards, damages, payments, compensation, claims and rights are hereby assigned, transferred and set over to Mortgagee to the fullest extent that Mortgagor may under the law so do. Mortgagee is hereby irrevocably appointed attorney-in-fact coupled with an interest for Mortgagor to settle for, collect and receive any such awards, damages, payments and compensation from the authorities making the same, to appear in and prosecute any proceeding therefor, and to give receipts and acquittances therefor;

TOGETHER with all right, title and interest of Mortgagor in and to all unearned premiums accrued, accruing or to accrue under any and all insurance policies now or hereafter obtained by Mortgagor with respect to the Mortgaged Property; and

TOGETHER with all rights, dividends and/or claims of any kind, nature or description whatsoever (including, without limitation, damage, secured, unsecured, lien, priority, or administration claims); together with the right to take any action or file any papers or process in any Court of competent jurisdiction, which may in the opinion of Mortgagee be necessary to preserve, protect, or enforce such rights or claims, including without limitation the filing of any proof of claim in any insolvency proceeding under any state, federal or other laws; including any rights, claims or awards accruing to, or to be paid to, Mortgagor in its capacity as landlord under any lease affecting all or any portion of the Property. Mortgagee’s lien and interest in the foregoing rights and claims is hereby deemed to be presently vested and perfected as of the date hereof

(said Improvements, fixtures, machinery, equipment, tenements, and other property interests described and enumerated above are hereinafter collectively referred to as the “Mortgaged Property”);

TO HAVE AND TO HOLD, the above granted and described Mortgaged Property, with the appurtenances, fixtures, equipment and betterments, unto Mortgagee, its successors and assigns, to its and their own proper use and benefit forever;

PROVIDED ALWAYS, and these Mortgaged Property are upon the express condition, that if Mortgagor or Parent shall well and truly pay to Mortgagee its successors or assigns, for the benefit of the Mortgagee, the Secured Obligations, and any renewals or extensions thereof in whatever form, and the interest thereon as it shall become due, according to the true intent and meaning thereof, together with all advances hereunder, costs, charges and expenses, including reasonable attorneys’ fees, which Mortgagee may incur or be put to in collecting the same by foreclosure or otherwise; and if Parent or Mortgagor shall duly, promptly and fully perform, discharge, execute, effect, complete, comply with and abide by each and every of the stipulations, agreements, conditions and covenants of the Loan Documents such that the Loan Agreement is terminated pursuant to Section 10.18 thereof, then this Mortgage and the estate hereby created shall cease and be null and void and this instrument shall be released by Mortgagee, at the cost and expense of Mortgagor or Parent.

Mortgagor warrants, covenants and agrees with Mortgagee as follows:

1.	DEFINITIONS:

Unless the context otherwise connotes, as used herein:

(a) “Note” shall have the meaning set forth in the recitals of this Mortgage.

(b) “Title Binder” means: that certain title insurance policy issued by the Title Insurance Company bearing policy number             .

(c) “Title Insurance Company” means: Fidelity National Title Insurance Company.

(d) All other capitalized terms used herein but not defined herein shall have the respective meanings given such terms in the Loan Agreement.

2.	[RESERVED.]

3.	FIRST LIEN:

(a) This Mortgage is a valid first mortgage and is a valid first lien against the Mortgaged Property (subject to the Permitted Liens, if any), and secures:

(1) the Secured Obligations, including without limitation:

(A)	all amounts from time to time advanced, paid or expended by Mortgagee under Article 18 of this Mortgage, with interest thereon at the date stated in the Note to Mortgagee of even date herewith; and

(B)	any additional Advance made by Mortgagee in accordance with Section 2.6 of the Loan Agreement;

(2) all other amounts which Mortgagor and Mortgagee may agree are to be secured hereby, with interest thereon at the rate or rates agreed upon.

4.	REPRESENTATIONS AND WARRANTIES:

Mortgagor represents, warrants and covenants as follows

(a) Organization and Existence. Mortgagor is duly organized and validly existing as a limited liability company in good standing under the laws of the jurisdiction in which Mortgagor was formed, and in the jurisdiction in which the Mortgaged Property is located. Mortgagor has the power and authority to execute, deliver and perform the obligations imposed on it under the Loan Documents to which it is a party and to consummate the transactions contemplated by the Loan Documents and Mortgagor has taken all necessary actions for the authorization of the borrowing on account of the Loan and for the execution and delivery of the Loan Documents to which it is a party.

(b) Enforceability/No Conflicts. All of the Loan Documents to which Mortgagor is a party constitute valid, legal and binding obligations of Mortgagor and are fully enforceable against Mortgagor in accordance with their terms by Mortgagee and its successors, and permitted transferees and assigns under the Loan Agreement, subject only to bankruptcy laws and general principles of equity. The execution, delivery and performance of the obligations imposed on Mortgagor under the Loan Documents will not cause Mortgagor to be in default, including after due notice or lapse of time or both, under the provisions of any material agreement, judgment or order to which Mortgagor is a party or by which Mortgagor is bound.

(c) Compliance with Applicable Laws and Regulations. All of the Improvements and the use of the Mortgaged Property comply, in all material respects, with, and shall remain in compliance with, all applicable laws, zoning and subdivision ordinances (including without limitation, parking requirements), rules, regulations, covenants and restrictions now or hereafter affecting or otherwise relating to the ownership, construction, occupancy, use or operation of the Mortgaged Property.

(d) Title. Mortgagor is indefeasibly seized of the Mortgaged Property in fee simple and has full power and lawful right to convey the same in fee simple as aforesaid. It shall be lawful for Mortgagee at all times peaceably and quietly to enter upon, hold, occupy and enjoy the Mortgaged Property and every part thereof. The Mortgaged Property is free from all liens and encumbrances except (i) those matters shown of record as of the date hereof and (ii) the Permitted Liens encumbering the Mortgaged Property, if any. Mortgagor will make such further assurances to prove the fee simple title to all and singular the Mortgaged Property in Mortgagee and to prove the lien and priority of this Mortgage, as may be reasonably required, and will forever fully warrant and defend the lien and priority of this Mortgage and the title to the Mortgaged Property and every part thereof against the lawful claims and demands of all persons whomsoever.

(e) Access/Utilities. The Mortgaged Property has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities.

(f) Single Tax Lot; Subdivision. The Mortgaged Property consists of a single tax lot or multiple tax lots; no portion of said tax lot(s) covers property other than the Mortgaged Property or a portion of the Mortgaged Property and no portion of the Mortgaged Property lies in any other tax lot.

(g) No Condemnation. No part of any property subject to this Mortgage has been taken in condemnation or other like proceeding nor is any proceeding pending, threatened in writing or known to Mortgagor to be contemplated for the partial or total condemnation or taking of the Mortgaged Property.

(h) No Labor or Materialmen Claims. All parties furnishing labor and materials to Mortgagor, and to the best of Mortgagor’s knowledge, the Mortgaged Property, have been paid in full and, except for such liens or claims insured against by the policy of title insurance to be issued in connection with the Loan, there are no mechanics’, laborers’ or materialmens’ liens or, to the best of Mortgagor’s knowledge, claims outstanding for work, labor or materials affecting the Mortgaged Property, whether prior to, equal with or subordinate to the lien of this Mortgage.

(i) OFAC. Neither the Mortgagor nor any member or partner in the Mortgagor or member of such partner nor any owner of a direct or indirect interest in the Mortgagor (a) is listed on any Government Lists (as defined below), (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC (as defined below) or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense (as defined below), or (d) is not currently under investigation by any governmental authority for alleged criminal activity. For purposes hereof, the term “Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense. For purposes hereof, the term “Government Lists” means (i) the Specially Designated Nationals and Blocked Persons Lists maintained by Office of Foreign Assets Control (“OFAC”), (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Mortgagee notified Mortgagor in writing is now included in Governmental Lists, or (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Mortgagee notified Mortgagor in writing is now included in Governmental Lists.

5.	REPAIR:

Mortgagor shall maintain the Mortgaged Property in a good and substantial state of repair, subject to ordinary wear and tear.

6.	COMPLIANCE WITH LAW:

Mortgagor shall comply with and maintain the Mortgaged Property in compliance with all laws and requirements of all governments and governmental authorities applicable thereto, including, without limitation, all applicable environmental laws, ordinances, rules, regulations, orders and requirements, whether federal, state, county, regional or municipal, which are applicable to the Mortgaged Property, including but not limited to, laws relating to air, water and noise pollution, handling of toxic substances, underground storage tanks and occupational safety and health requirements (“Laws”).

7.	TAXES AND OTHER CHARGES:

Mortgagor covenants to pay (or cause to be paid) promptly as the same shall become due and payable all taxes, assessments, water and sewer charges and governmental charges on or with respect to the Mortgaged Property; and Mortgagor shall not be entitled to any credit by reason of the payment of any tax, assessment or other imposition thereon. Mortgagor shall provide Mortgagee with such evidence as Mortgagee may reasonably require, within ten (10) days after the final date any taxes, assessments, water and sewer charges or other governmental charges can be paid without penalty, that all such taxes, assessments, water and sewer charges and other governmental charges have been paid in full.

8.	INSURANCE:

(a) In addition to insurance required to be maintained by Mortgagor pursuant to the Loan Agreement, Mortgagor shall keep in effect upon the Mortgaged Property Special Form Causes of Loss property insurance for not less than the full replacement cost of the Mortgaged Property, with the following endorsements: (i) valuation replacement cost (without depreciation), (ii) changes in laws and ordinance coverage, (iii) pressure vessel, if applicable, (iv) agreed value, (v) earthquake, and (vi) demolition costs.

(b) Mortgagor shall deliver to Mortgagee certificates of insurance that evidence Mortgagor’s compliance with these insurance obligations. Mortgagor’s insurance certificates shall state Mortgagee is an additional insured and a loss payee for all risk property damage insurance, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Mortgagor may acquire from such insurer. Attached to the certificates of insurance will be lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Mortgagor of cancellation. Any failure of Mortgagee to scrutinize such insurance certificates for compliance is not a waiver of any of Mortgagee’s rights, all of which are reserved.

(c) If the insurance, or any part thereof shall expire, or be withdrawn or become void or voidable by Mortgagor’s breach of any condition thereof, or become void or unsafe by reason of failure or impairment of the capital of any company in which the insurance may then be carried, Mortgagor shall immediately place new insurance on the Mortgaged Property, which new insurance shall comply with the requirements of this Article 8. In the event Mortgagor fails to comply with this Article 8, or upon any other Event of Default, Mortgagee may procure, at Mortgagor’s sole cost and expense, whether by a transfer of interest under the current policy of insurance or by purchase of a new policy of insurance, a single interest policy of insurance naming Mortgagee as sole loss payee for the Mortgaged Property. If Mortgagee shall acquire title to the Mortgaged

Property by virtue of a deed in lieu of foreclosure, or a judicial sale thereof pursuant to the proceedings under the Note or Mortgage, then all of Mortgagor’s estate, right, title and interest in and to all such policies, including unearned premiums thereon and the proceeds thereof, shall vest in Mortgagee.

(d) Mortgagee shall be entitled to receive all insurance proceeds according to the terms of a standard mortgagee clause, not subject to contribution, pursuant to Subsection 8(g) below. Mortgagee shall have the right, at its election, to adjust or compromise any loss claims under such insurance and to collect and receive the proceeds thereof.

(e) Mortgagee is hereby irrevocably appointed by Mortgagor, as attorney-in-fact of Mortgagor, to assign any policy to itself or its nominee in the event of foreclosure of this Mortgage or other extinguishment of the Mortgage indebtedness.

(f) Mortgagor shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Mortgage unless Mortgagee is included thereon as a named insured with loss payable to Mortgagee under a standard mortgage endorsement of character above described. Mortgagor shall immediately notify Mortgagee whenever any such separate insurance is taken out and shall promptly deliver to Mortgagee the policy or policies of such insurance.

(g) No damage or destruction of the Mortgaged Property or any application of insurance proceeds to the payment of the Note secured by this Mortgage shall postpone or reduce the amount of any of the current installments of interest becoming due under the Note which shall continue to be made in accordance with the terms of the Note until the Note and all interest due thereunder is paid in full.

(h) In the event of partial or total destruction of the Mortgaged Property in an amount greater than $250,000 by fire or other insured casualty, provided (1) there is no outstanding Event of Default, (2) that insurance proceeds are sufficient to pay projected costs of repair and restoration, (3) that all repairs and reconstruction can be completed at least one year prior to the Term Loan Maturity Date, and (4) that repairs and restoration are not otherwise, in Mortgagor’s reasonable judgment, impractical or economically unfeasible, then the insurance proceeds shall be held in a trust fund by Mortgagee to be disbursed for repairs and reconstruction of the Mortgaged Property on an “as work progresses” basis in accordance with customary construction lending requisition criteria and retainages. Any excess insurance proceeds after completion of restoration shall be released and delivered to Mortgagor provided that there is no outstanding Event of Default. In the event that any of the foregoing conditions are not met, then Mortgagee may apply the insurance proceeds toward reduction of the outstanding balance due under the Note without prepayment penalty. In no event shall the Mortgage lien be reduced, except to the extent and by the amount of the proceeds of such insurance retained by Mortgagee and applied upon said indebtedness. Said trust fund shall be interest-bearing with said interest to be paid or credited to Mortgagor provided that there is no outstanding Event of Default.

9.	EMINENT DOMAIN; CONDEMNATION:

(a) As to any taking of the Mortgaged Property by the exercise of power of eminent domain or purchase under threat thereof:

(1) Mortgagor shall notify Mortgagee promptly of all action taken and, to Mortgagor’s knowledge, proposed to be taken with respect thereto;

(2) Mortgagor shall not exercise or waive any right with respect thereto, unless Mortgagee consents; and

(3) Mortgagee shall be entitled to receive the award of proceeds, and, at its sole option, to apply the same on account of the Note and/or to reimburse Mortgagor for the cost of the repair of the Mortgaged Property pursuant to this Section.

(b) To further secure said indebtedness, Mortgagor hereby assigns to Mortgagee any award of damages made in connection with any condemnation or taking with respect to the Mortgaged Property or any part thereof. Mortgagee is authorized and empowered (but not required) to collect and receive any such award and is authorized to apply it in whole or in part in reduction of the then outstanding debt secured by this Mortgage without prepayment penalty, notwithstanding the fact that the same may not then be due and payable. Any amounts so applied to principal shall be applied to the principal last maturing hereon. Mortgagor agrees to execute such further assignments of any such awards as Mortgagee may require.

(c) In the event of partial taking of the Mortgaged Property in an amount greater than $250,000 by the exercise of power of eminent domain or purchase under threat thereof, provided (1) there is no outstanding Event of Default, (2) that award proceeds are sufficient to pay projected costs of repair and restoration, (3) that all repairs and reconstruction can be completed at least one year prior to the Term Loan Maturity Date, and (4) that repairs and restoration are not otherwise, in Mortgagor’s reasonable judgment, impractical or economically unfeasible, then the award proceeds shall be held in a trust fund by Mortgagee to be disbursed for repairs and reconstruction of the Mortgaged Property on an “as work progresses” basis in accordance with customary construction lending requisition criteria and retainages. Any excess award proceeds after completion of restoration shall be released and delivered to Mortgagor provided that there is no outstanding Event of Default. In the event that any of the foregoing conditions are not met, then Mortgagee may apply the award proceeds toward reduction of the outstanding balance due under the Note without prepayment penalty. In no event shall the Mortgage lien be reduced, except to the extent and by the amount of the proceeds of such award retained by Mortgagee and applied upon said indebtedness. Said trust fund shall be interest-bearing with said interest to be paid or credited to Mortgagor provided that there is no outstanding Event of Default.

10.	LEASES:

(a) Mortgagor hereby irrevocably, absolutely, presently and unconditionally assigns to Mortgagee:

(1) all of Mortgagor’s right, title and interest in, to and under any and all leases, licenses and other agreements of any kind relating to the use or occupancy of all or any portion of the Mortgaged Property, whether now in effect or entered into in the future (collectively, the “Leases” and each individually, a “Lease”), including (i) all guarantees of and security for lessees’ performance under any and all Leases, and (ii) all amendments, extensions, renewals or modifications to any Leases; and

(2) all rents (and payments in lieu of rents), income, profit, payments, charges and revenue at any time payable under any and all Leases, any and all security deposits received or to be received by Mortgagor pursuant to any and all Leases, and all rights and benefits accrued or to accrue to Mortgagor under any and all Leases (collectively, the “Rents”).

THIS IS AN ABSOLUTE ASSIGNMENT, NOT AN ASSIGNMENT FOR SECURITY ONLY.

(b) Mortgagee hereby confers upon Mortgagor a license (the “License”) to collect and retain the Rents as they become due and payable, so long as no Event of Default, as defined in Article 13, shall exist and be continuing. If an Event of Default has occurred and is continuing, Mortgagee shall have the right, which it may choose to exercise in its sole discretion, to terminate the License without notice to or demand upon Mortgagor, and without regard to the adequacy of Mortgagee’s security under this Mortgage.

(c) Subject to the License granted to Mortgagor above, Mortgagee has the right, power and authority to collect any and all Rents. Mortgagor hereby appoints Mortgagee its attorney-in-fact to perform any and all of the following acts, if and at the times when Mortgagee in its sole discretion may so choose:

(1) demand, receive and enforce payment of any and all Rents;

(2) give receipts, releases and satisfactions for any and all Rents; or

(3) sue either in the name of Mortgagor or in the name of Mortgagee for any and all Rents.

Notwithstanding the foregoing, Mortgagee shall not exercise its rights under this power of attorney except during the continuation of an Event of Default.

Mortgagee’s right to the Rents does not depend on whether or not Mortgagee takes possession of the Mortgaged Property as permitted under Section 15(c). In the event that Mortgagee exercises its rights under the foregoing power of attorney, Mortgagee in its sole discretion may choose to collect Rents either with or without taking possession of the Mortgaged Property. If an Event of Default occurs while Mortgagee is in possession of all or part of the Mortgaged Property and is collecting and applying Rents as permitted under this Mortgage, Mortgagee and any receiver shall nevertheless be entitled to exercise and invoke every right and remedy afforded any of them under this Mortgage and at law or in equity, including the right to exercise the power of sale granted under Section 40(c).

(d) All lessees under any and all Leases are hereby irrevocably authorized and notified by Mortgagor to rely upon and to comply with (and are fully protected in so doing) any notice or demand by Mortgagee for the payment to Mortgagee of any rental or other sums which may at any time become due under the Leases, or for the performance of any of lessees’ undertakings under the Leases, and lessees shall have no right or duty to inquire as to whether any Event of Default has actually occurred or is then existing hereunder.

(e) In the event that Mortgagee exercises its rights under the power of attorney contained in Section 10(c) above, Mortgagee has the right to apply all amounts received by it pursuant to this assignment to pay any of the following in such amounts and in such order as Mortgagee deems appropriate: (a) any and all Secured Obligations, together with all costs and reasonable attorneys’ fees; (b) all expenses of leasing, operating, maintaining and managing the Mortgaged Property, including without limitation, the salaries, fees, commissions and wages of a managing agent and such other employees, agents or independent contractors as Mortgagee deems necessary or desirable; (c) all taxes, charges, claims, assessments, any other liens, and premiums for all insurance Mortgagee deems necessary or desirable; (d) the cost of all alterations, renovations, repairs or replacements, and all expenses incident to taking and retaining possession of the Mortgaged Property.

(f) Regardless of whether or not Mortgagee, in person or by agent, takes actual possession of the Mortgaged Property, Mortgagee is not and will not be deemed to be:

(1) a “mortgagee in possession” for any purpose;

(2) responsible for performing any of the obligations of Mortgagor under any Lease;

(3) responsible for any waste committed by lessees or any other parties, any dangerous or defective condition of the Mortgaged Property, or any negligence in the management, upkeep, repair or control of the Mortgaged Property; or

(4) liable in any manner for the Mortgaged Property or the use, occupancy, enjoyment or operation of all or any part of it.

(g) Mortgagor will not enter into, modify, amend, consent to the cancellation of or terminate any Lease without the prior written consent of Mortgagee which consent may be granted or withheld in Mortgagee’s sole discretion.

(h) Mortgagor (i) shall observe and perform all the obligations imposed upon the lessor under all Leases and shall not do or permit to be done anything to impair the value of the Leases as security for the Loan; (ii) shall promptly send copies to Mortgagee of all notices of default which Mortgagor shall send or receive thereunder; (iii) shall enforce all the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed, (iv) shall not collect any rent more than one (1) month in advance; (v) shall not execute any other assignment of the lessor’s interest in the Leases or the rents; and (vi) shall deliver to Mortgagee, upon request, tenant estoppel certificates from each commercial tenant at the Mortgaged Property in form and substance reasonably satisfactory to Mortgagee, provided that, Mortgagor shall not be required to deliver such certificates more frequently than once in any calendar year. Except to the extent Mortgagor has received the prior written consent of Mortgagee, which consent may be granted or withheld in Mortgagee’s sole discretion, Mortgagor shall not consent to any assignment of or subletting under any Lease not in accordance with its terms.

(i) If Mortgagor shall, in a timely manner, fail to cure any such default on its part, as landlord under any such Lease, then Mortgagor expressly authorizes Mortgagee, at its option, to cure such default in order to prevent termination of any such Lease by any such tenant, and the Leases shall set forth the foregoing provisions. If by reason of default of Mortgagor in the performance of any such Lease, the tenant has the right to cancel such Lease or to claim any diminution of or offset against future rents, then, at the option of Mortgagee, such default shall be an Event of Default under the Note and this Mortgage.

(j) In the event that Mortgagee forecloses this Mortgage, Mortgagor authorizes Mortgagee, at its option, to foreclose this Mortgage subject to the rights of any tenants of the Mortgaged Property, and the failure to make any such tenants party-defendants to any such foreclosure proceeding and to foreclose their rights will not be asserted by Mortgagor as a defense to any proceeding instituted by Mortgagee to collect the indebtedness secured hereby or any deficiency remaining unpaid after the foreclosure sale of the Mortgaged Property, it being expressly understood and agreed, however, that nothing herein contained shall prevent Mortgagor from asserting in any proceeding disputing the amount of the deficiency or the sufficiency of any bid at such foreclosure sale, that any such tenancies adversely affect the value of the Mortgaged Property.

(k) Any agreement entered into by Mortgagor, its representatives, agents, successors or assigns, which provides for the payment of leasing commissions, (1) shall provide that the obligation to pay such leasing commissions will not be enforceable against any party other than the party who entered into such agreement, (2) shall be subordinate to this Mortgage, and (3) shall not be enforceable against Mortgagee or its successors by foreclosure, deed in lieu of foreclosure or by assignment of this Mortgage. Mortgagor shall, upon the request of Mortgagee, furnish satisfactory evidence to Mortgagee of Mortgagor’s compliance with the provisions of this Section.

(l) At the sole option of Mortgagee, this Mortgage shall become subject and subordinate, in whole or in part (but not with respect to priority entitlement to any award in condemnation), to any and all Leases of any part of the Mortgaged Property upon the execution by Mortgagee and recording thereof, at any time hereinafter, in the office of the recording of such documents for the locality in which the Mortgaged Property are located, of a unilateral declaration to that effect.

11.	[RESERVED.]

12.	RESTRICTIVE AND AFFIRMATIVE COVENANTS:

(a) Mortgagor shall not take or abstain from taking any action that would, if taken by Parent, be a violation of the Loan Agreement.

(b) Mortgagor shall not suffer or permit waste on the Mortgaged Property or remove or demolish the Mortgaged Property.

(c) Except as otherwise permitted in the Loan Documents, without the prior written consent of Mortgagee, Mortgagor shall not make any material alterations to the Mortgaged Property.

(d) Mortgagor shall not install, or permit to be installed, in or on the Mortgaged Property any new fixture or equipment in replacement of, substitution for, or addition to, any fixtures or equipment in or on the Mortgaged Property, if such new fixture or equipment would be subject to a security interest held by any person other than Mortgagee, unless such security interest is a Permitted Lien.

(e) Mortgagor covenants that it shall not, except to the extent expressly permitted in Section 20 hereof, sell, transfer, convey, assign, pledge or hypothecate any interest in the Mortgaged Property or any part thereof without Mortgagee’s prior written approval which may be withheld in Mortgagee’s sole discretion.

(f) Mortgagor shall not create nor permit to exist any interest, lien, charge, encumbrance, or security interest in the Mortgaged Property other than (i) as set forth in the Title Policy received by Mortgagee in connection with the closing of the Loan, and (ii) Permitted Liens; provided however, Mortgagor shall not be in default for failure to pay or discharge mechanic’s or materialman’s lien asserted against the Mortgaged Property if, and so long as, (a) Mortgagor shall have provided Mortgagee with written notice thereof within five (5) days of obtaining knowledge thereof; (b) Mortgagor shall diligently and in good faith contest the same by appropriate legal proceedings which shall operate to prevent the enforcement or collection of the same and the sale of the Mortgaged Property or any part thereof, to satisfy the same; (c) Mortgagor shall have furnished to Mortgagee a cash deposit, or an indemnity bond satisfactory to Mortgagee with a surety satisfactory to Mortgagee, in the amount of the mechanic’s or materialman’s lien claim, plus a reasonable additional sum to pay all costs, interest and penalties that may be imposed or incurred in connection therewith, to assure payment of the matters under contest and to prevent any sale or forfeiture of the Mortgaged Property or any part thereof; (d) Mortgagor shall promptly upon final determination thereof pay the amount of any such claim so determined, together with all costs, interest and penalties which may be payable in connection therewith; (e) the failure to pay the mechanic’s or materialman’s lien claim does not constitute a default under any other deed of trust, mortgage or security interest covering or affecting any part of the Mortgaged Property; and (f) notwithstanding the foregoing, Mortgagor shall immediately upon request of Mortgagee pay any such claim (and if Mortgagor shall fail so to do, Mortgagee may, but shall not be required to, pay or cause to be discharged or bonded against), if in the opinion of Mortgagee, the Mortgaged Property or any part thereof or interest therein may be in danger of being sold, forfeited, foreclosed, terminated, cancelled or lost. Mortgagee may pay over any such cash deposit or part thereof to the claimant entitled thereto at any time when, in the judgment of Mortgagee, the entitlement of such claimant is established.

(g) Mortgagor shall not, except to the extent expressly permitted under the Loan Documents, sell, convey, transfer, nor assign, whether directly or indirectly, whether outright or as collateral security, any interest in the Mortgaged Property held by Mortgagor.

(h) Mortgagor covenants that it shall not, except to the extent expressly permitted under the Loan Documents, sell, lease or otherwise transfer all or any portion of its assets during the term of the Loan which would materially impair the financial condition, net worth, and/or liquidity of Mortgagor without the express written consent of Mortgagee.

(i) Mortgagor shall not lease any portion of the Mortgaged Property except as may be permitted under this Mortgage or the other Loan Documents, and Mortgagor shall not further assign the leases or rents affecting the Mortgaged Property.

(j) Mortgagor shall promptly notify Mortgagee of the occurrence of any of the following: (1) fire or other casualty the restoration cost of which is in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00); (2) receipt of notice of condemnation; (3) a change in tax assessment or proposed assessment; or (4) other material facts affecting the Mortgaged Property.

(k) Mortgagor covenants that it shall, at all times, occupy the Mortgaged Property, or use its best efforts to keep the Mortgaged Property fully rented at market rents and that it shall not inventory or warehouse vacant units.

(l) Mortgagor shall comply with all applicable laws and regulations regarding landlord’s handling of tenant security deposits.

(m) Except as expressly permitted under the Loan Documents, Mortgagor has not and shall not: (1) merge into or consolidate with any person or entity or dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case Mortgagee’s consent; (2) fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation, or without the prior written consent of Mortgagee, amend, modify in any material respect, terminate or fail to comply with the provisions of Mortgagor’s organizational documents, as same may be further amended or supplemented, if such amendment, modification, termination or failure to comply would adversely affect the ability of Mortgagor to perform its obligations hereunder, under the Note or under the other Loan Documents; (3) own any subsidiary or make any investment in, any person or entity without the consent of Mortgagee, except as permitted under the Loan Agreement or the other Loan Documents; (4) commingle its assets with the assets of any of its affiliates, principals or of any other person or entity; (5) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Secured Obligations, except as otherwise permitted under the Loan Agreement or the other Loan Documents; (6) fail to pay its debts and liabilities from its assets as the same shall become due; (7) fail to maintain its records, books of account and bank accounts separate and apart from those of the principals and affiliates of Mortgagor, the affiliates of a general partner of Mortgagor, and any other person or entity; (8) enter into any contract or agreement with any principal or affiliate of Mortgagor, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any principal or affiliate of Mortgagor; (9) seek the dissolution or winding up in whole, or in part, of Mortgagor; (10) make any loans or advances to any third party, including any general partner, principal or affiliate of Mortgagor, or any general partner, principal or affiliate thereof; (11) fail to file its own tax returns unless included on a consolidated tax return; (12) fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name in order not to mislead others as to the identity with which such other party is transacting business; (13) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; or (14) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors.

(n) Mortgagor hereby represents and warrants, that except as previously disclosed to Mortgagee, from the date of its formation to the date of this Mortgage, Mortgagor has not: (1) failed to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization or formation; (2) commingled its assets with the assets of any of its affiliates, principals or of any other person or entity; (3) become insolvent and failed to pay its debts and liabilities from its assets as the same had become due; (4) failed to maintain its records, books of account and bank accounts separate and apart from those of its affiliates, principals or of any other person or entity; (5) entered into any contract or agreement with any principal or affiliate of Mortgagor, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any principal or affiliate of Mortgagor; (6) sought the dissolution or winding up in whole, or in part, of Mortgagor; (7) maintained its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any principal or affiliate of Mortgagor, or any general partner, principal or affiliate thereof or any other person; (8) held itself out to be responsible for the debts of another person; (9) made any loans or advances to any third party, including any principal or affiliate of Mortgagor, or any general partner, principal or affiliate thereof; (10) failed to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (11) filed or consented to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable insolvency, bankruptcy, liquidation or reorganization statute, or make an assignment for the benefit of creditors; or (14) other than as permitted under the Loan Agreement, incurred any indebtedness that is still outstanding and has not had any of its obligations guaranteed by an affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan).

13.	EVENTS OF DEFAULT:

The occurrence of any of the following events shall constitute an Event of Default:

(a) The occurrence of any “Event of Default” as defined in Section 8 of the Loan Agreement;

(b) The failure of Mortgagor to duly observe or fulfill or perform any non-monetary covenant, condition or agreement contained in this Mortgage other than the other Event of Defaults set forth in this Section 13, and such default shall have remained uncured for a period of thirty (30) days after the earlier of (i) the date Mortgagee has given notice of such default to Mortgagor, or (ii) Mortgagor has actual knowledge of such default. If such default cannot reasonably be cured within such thirty (30) day period and Mortgagor shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Mortgagor in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) days;

(c) Any state, local or federal government or any department, bureau, administration or instrumentality thereof or any corporation having the power of eminent domain shall take any estate or interest in the Mortgaged Property, the taking of which would be reasonably likely to cause a Material Adverse Effect;

(d) Mortgagor shall have transferred or caused to have been transferred title to or possession of any interest in the Mortgaged Property, or any part thereof, or the making of an installment contract therefor, to any party, or any member of Mortgagor shall have transferred or caused to have been transferred title to or possession of any interest in the Mortgagor, or the making of an installment contract therefor, to any party, in each case in a manner which constitutes an Event of Default under any Loan Document;

(e) The sale, transfer, conveyance, assignment, pledge, hypothecation or encumbrance of any interest in the ownership of the Mortgagor or the Mortgaged Property except as expressly permitted under the Loan Documents;

(f) Mortgagor suffers or permits any waste on the Mortgaged Property, reasonable wear and tear excepted;

(g) Subject to the terms of Section 19 hereof, Mortgagor shall fail to comply promptly with all applicable requirements of the federal, state and municipal governments, or of any departments officials or bureaus thereof having jurisdiction, or shall use the Mortgaged Property or property in any way that violates any federal, state or local law ordinance, rule, regulation, or requirement, or any restrictive covenant on the use of the Mortgaged Property, and such failure or violation would be reasonably likely to cause a Material Adverse Effect;

(h) Mortgagor’s failure to maintain the insurance as required by Article 8 hereof;

(i) Mortgagor fails to repair or replace any Improvements damaged by fire or other casualty to the reasonable satisfaction of Mortgagee to the condition of the Mortgaged Property existing immediately prior to the casualty, provided, however, that such failure shall not constitute an Event of Default hereunder if (i) such damage or casualty is covered by the insurance required to be maintained by Mortgagor pursuant to Article 8 hereof, and (ii) Mortgagee fails to make insurance proceeds available to Mortgagor for such repair or replacement in accordance with Section 8(h) hereof;

(j) Mortgagor fails to maintain the Mortgaged Property and property in a rentable and tenantable condition and state of repair recognizing industry standards and with reasonable wear and tear excepted; or

(k) Mortgagor abandons all or part of the Mortgaged Property.

14.	RENTS AFTER DEFAULT:

(a) Pursuant to Article 10 above, Mortgagor is assigning to Mortgagee the Rents heretofore accrued and hereafter accruing;

(b) During the continuation of an Event of Default, Mortgagor shall hold in trust for Mortgagee the Rents which Mortgagor receives, shall not commingle the same with Mortgagor’s other property, and shall pay the same promptly to Mortgagee, and

(c) If Mortgagor remains in occupancy of the Mortgaged Property during a foreclosure action it shall keep the Mortgaged Property in good repair and condition or Mortgagee shall have the right to have Mortgagor removed, in any event Mortgagor’s occupancy shall terminate upon delivery of deed whether voluntary or in foreclosure.

15.	REMEDIES:

During the continuation of any Event of Default, Mortgagee in its sole discretion may declare the entire unpaid balance of the principal, all accrued interest, and all other sums secured by this Mortgage immediately due and payable without further notice or demand, and in any such Event of Default, Mortgagee may forthwith undertake any one or more of the following:

(a) Declare the Loan to be immediately due and payable, and thereupon the same shall become immediately due and payable;

(b) Recover judgment against Mortgagor for any debt; and neither the recovery of judgment nor the levy of execution thereof on any property, including the Mortgaged Property, shall affect Mortgagee’s rights hereunder or the lien hereof;

(c) Enter upon and take possession of the Mortgaged Property, or have a receiver of the rents, issues and profits thereof appointed on an ex parte basis without notice to Mortgagor, without proof of depreciation in the value of the Mortgaged Property, inadequacy of the Mortgaged Property, or insolvency of Mortgagor; and Mortgagee or the receiver may lease the Mortgaged Property, in the name of Mortgagor, Mortgagee or the receiver, and may receive the rents issues and profits and apply the same:

(1) to the payment of expenses of operating, maintaining, repairing and improving the Mortgaged Property, including renting commission and rental collection commissions paid to an agent of Mortgagee or of the receiver; and/or

(2) on account of the Note, in such order and in such amounts as Mortgagee or the receiver determines, but while in possession of the Mortgaged Property, Mortgagee or the receiver shall be liable to account only for the rents, issues and profits actually received; and/or

(d) Take such other action to protect and enforce Mortgagee’s rights hereunder and the lien hereof, as Mortgagee deems advisable, including:

(1) the foreclosure hereof, subject, at Mortgagee’s option, and upon the filing of a Complaint in Foreclosure, Mortgagee shall be entitled to the appointment of a receiver of the rents of the Mortgaged Property without the necessity of either inadequacy of the security or insolvency of Mortgagor or any person who may be legally or equitably liable to pay money secured by this Mortgage, and Mortgagor and each person waives such proof and consents to the appointment of such receiver; and in any proceeding to enforce any liability of the debt, Mortgagor shall not assert as a defense that Mortgagee failed to foreclosure any such rights or that any such rights adversely affected the value of the Mortgaged Property; and

(2) the sale of the Mortgaged Property, in a foreclosure proceeding, and without obligation to have the Mortgaged Property marshaled.

16.	MORTGAGEE’S RIGHTS CUMULATIVE:

The rights and remedies of Mortgagee hereunder shall be in addition to every other right and remedy now and hereafter provided by law; the rights and remedies of Mortgagee shall be cumulative and not exclusive one or the other; Mortgagee may exercise the same at such times, in such order, to such extent, and as often as Mortgagee deems advisable, and without regard to whether the exercise of one precedes, concurs with, or succeeds the exercise of another; no delay or omission by Mortgagee in exercising a right or remedy shall exhaust or impair the same, or constitute a waiver of, or acquiescence in, the default; and no waiver of a default by Mortgagee shall extend to or affect any other default or impair any right or remedy with respect thereto.

17.	INDULGENCES AND EXTENSIONS:

Mortgagee may: (i) allow Mortgagor or Parent any indulgences, forbearances and extensions with respect to the Note, the other Loan Documents, the Mortgaged Property and Mortgagor’s obligations hereunder; (ii) waive compliance with any of the provisions hereof, or of any other Loan Document; (iii) release all or any part of the Mortgaged Property from the lien hereof; and/or (iv) release all or any part of any other property securing the Secured Obligations from any lien thereon in favor of Mortgagee, all without affecting any obligations of Mortgagor under this Mortgage, or the priority of the lien hereof upon the remainder of the Mortgaged Property.

18.	ADVANCES BY MORTGAGEE:

During the continuation of any Event of Default, if Mortgagor does not pay any amount payable by it under, or fails to comply with any provision of, this Mortgage or the other Loan Documents to which Mortgagor is a party, Mortgagee may pay such amount or comply with such provision of this Mortgage or the other Loan Documents, and make such expenditures, including reasonable counsel fees, in connection therewith and with enforcing this Mortgage and the other Loan Documents, for repairing, maintaining and preserving the Mortgaged Property, for establishing, preserving, protecting and restoring the priority of the lien hereof, for obtaining official tax searches of the Mortgaged Property, for protecting and preserving any use being made of the Mortgaged Property now or hereafter, and for advances to any trustee or receiver of the Mortgaged Property, as Mortgagee reasonably deems advisable; each amount so paid or expended, with interest at the rate stated in the Note, shall become part of the Secured Obligations and be secured hereby; and Mortgagor shall pay to Mortgagee, on demand, the amount of each such payment or expenditure with interest at the rate stated in the Note; but no such payment or compliance by Mortgagee shall constitute a waiver of Mortgagor’s failure to do so or affect any right or remedy of Mortgagee with respect thereto.

19.	WASTE - IMPAIRMENT OF SECURITY:

Mortgagor shall abstain from the commission of waste on the Mortgaged Property and shall not remove, alter (subject to Section 12(a) hereof), or demolish any of the Improvements and shall not remove or demolish any fixtures or personal property covered by this Mortgage without the written consent of Mortgagee, which consent shall not be unreasonably withheld. Mortgagor covenants and agrees with Mortgagee and the successors and assigns of Mortgagee that Mortgagor will keep and maintain (or cause to be kept and maintained) the Mortgaged Property and all improvements thereon and all personal property included in this Mortgage in a good condition and complete state of repair and will promptly comply with all the requirements of the federal, state, and municipal governments or of any departments or bureaus thereof having jurisdiction (unless the same are being contested in good faith in accordance with the terms of the Loan Documents); that neither the value of the Mortgaged Property nor the lien of this Mortgage will be diminished or impaired in any way by any act or omission of Mortgagor; and that Mortgagor will not do or permit to be done to, in, upon or about said Mortgaged Property or any part thereof, anything that may in any way substantially impair the value thereof, or substantially weaken, diminish, or impair the security of this Mortgage; provided, however, that Mortgagor may replace obsolete or worn out items of personal property by similar items of equal or greater value and utility, in accordance with sound practice ordinarily employed by prudent and diligent owners of similar property. This paragraph is based upon industry standards and with reasonable wear and tear excepted.

20.	ALIENATION

The Loan shall be accelerated and become due and payable, and subject to Prepayment Charge upon any Transfer, unless such Transfer is expressly permitted under the Loan Documents. For purposes hereof, the term “Transfer” means (a) any sale, transfer, conveyance, alienation, pledge or encumbrance of (i) the Mortgaged Property (except for leases to commercial tenants for portions of the Mortgaged Property as permitted hereunder), or (ii) any direct or indirect “controlling interest” in Mortgagor or of any direct or indirect interests comprising forty-nine percent (49%) or more (in the aggregate) of the direct or indirect ownership of Mortgagor, or (b) a change in the management of the Mortgaged Property without the prior written consent of Mortgagee. “Controlling interest” means any direct or indirect interest in Mortgagor which grants the holder of such interests the rights to direct and/or manage the Mortgagor. Notwithstanding the foregoing: (x) transfers of interests in Mortgagor solely for estate planning purposes to “Family Members” (defined as any spouse, child, grandchild, parent or sibling) or to a trust (or limited partnership or limited liability company established and structured for estate planning purposes) solely for the benefit of Family Members shall be permitted with Mortgagee’s prior written consent, which consent shall not be unreasonably withheld provided that there is no change in the direct or indirect control of Mortgagor or management of the Mortgaged Property; and (y) transfers of the direct or indirect interests in Mortgagor among the existing shareholders of Mortgagor as of the date hereof shall be permitted with Mortgagee’s prior written consent, which consent shall not be unreasonably withheld provided that there is no change in the direct or indirect control of Mortgagor or management of the Mortgaged Property.

21.	NOTICES:

All notices, requests, consents, approvals, waivers, service of process or other communications under this Mortgage shall be given in the manner set forth in Section 10.2 of the Loan Agreement, at the address for each party specified in the preamble hereto, or at such other address as the parties may designate by written notice given accordance with Section 10.2 of the Loan Agreement.

22.	INSPECTION:

Mortgagee shall have the right to conduct inspections of the interior and exterior of the Mortgaged Property from time to time upon written notice during reasonable hours and without interfering with Mortgagor’s operation of the property. If no Event of Default shall have occurred, Mortgagee shall conduct such inspections no more frequently than once per calendar year. During the continuation of any Event of Default, Mortgagee may conduct such inspections as often as it reasonably deems necessary or advisable.

23.	THIRD PARTY SECURED OBLIGATIONS:

(a) As used in this Section 23, “Third Party Secured Obligation” means any Secured Obligation which is required to be performed by any person or entity other than Mortgagor. As used in this Section 8, “Obligor” means the person or entity obligated to perform any Third Party Secured Obligation. All other capitalized words used herein are used as defined in this Mortgage.

(b) Mortgagor authorizes Mortgagee to perform any or all of the following acts at any time in its sole discretion, all without notice to Mortgagor and without affecting Mortgagee’s rights or Mortgagor’s obligations under this Mortgage, provided that such acts do not violate the terms of the Loan Agreement:

(1) Mortgagee may alter any terms of the Third Party Secured Obligation or any part of it, including renewing, compromising, modifying, extending or accelerating, terminating early, or otherwise changing the time for payment of, or increasing or decreasing the rate of interest on, the Third Party Secured Obligation or any part of it.

(2) Mortgagee may enforce or forbear from enforcing the Third Party Secured Obligations on a net or gross basis.

(3) Mortgagee may take and hold security for the Third Party Secured Obligation, accept additional or substituted security for that obligation, and subordinate, exchange, enforce, waive, release, reconvey, compromise, fail to perfect and sell or otherwise dispose of any such security.

(4) Mortgagee may direct the order and manner of any sale of all or any part of any security now or later to be held for the Third Party Secured Obligation, and Mortgagee may also bid at any such sale and may apply all or any part of the Third Party Secured Obligation against the amount so bid.

(5) Mortgagee may apply any payments or recoveries from Obligor, Mortgagor or any other source, and any proceeds of any security, to the Third Party Secured Obligation in such manner, order and priority as Mortgagee may elect, whether that obligation is secured by this Mortgage or not at the time of the application.

(6) Mortgagee may substitute, add or release any one or more Obligors, guarantors or endorsers.

(7) In addition to the Third Party Secured Obligation, Mortgagee may extend other credit to Obligor, and may take and hold security for the credit so extended, whether or not such security is also security for the Third Party Secured Obligation, all without affecting Mortgagee’s rights or Mortgagor’s liability under this Mortgage.

(c) Mortgagor expressly agrees that until the Third Party Secured Obligation is paid and performed in full, and each and every term, covenant and condition of this Mortgage is fully performed, Mortgagor shall not be released by or because of:

(1) Any act or event which might otherwise discharge, reduce, limit or modify Mortgagor’s obligations under this Mortgage;

(2) Any waiver, extension, modification, forbearance, delay or other act or omission of Mortgagee, or its failure to proceed promptly or otherwise against Obligor, Mortgagor or any security;

(3) Any action, omission or circumstance which might increase the likelihood that Mortgagor may be called upon to perform under this Mortgage or which might affect the rights or remedies of Mortgagor against Obligor; or

(4) Obligor becoming insolvent or subject to any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships (“Insolvency Proceeding”) and as a result thereof some or all of the Third Party Secured Obligation being terminated, rejected, discharged, modified or abrogated.

(d) This Mortgage shall remain in full force and effect without regard to, and shall not be affected or impaired, by any invalidity, irregularity or unenforceability, in whole or in part (including with respect to any netting provision) of any Loan Document secured hereunder or any limitation on the liability of Obligor thereunder or any limitation on the method or terms of payment thereunder which may now or in the future be caused or imposed in any manner whatsoever. Mortgagor hereby acknowledges that absent this Section 23(d), Mortgagor might have a defense to the enforcement of this Mortgage as a result of one or more of the foregoing acts, omissions, agreements, waivers or matters. Mortgagor hereby expressly waives and surrenders any defense to any liability under this Mortgage based upon any of such acts, omissions, agreements, waivers or matters. It is the express intent of Mortgagor that Mortgagor’s obligations under this Mortgage are and shall be absolute, unconditional and irrevocable.

(e) Mortgagor waives:

(1) All statutes of limitations as a defense to any action or proceeding brought against Mortgagor by Mortgagee, to the fullest extent permitted by law;

(2) Any right it may have to require Mortgagee to proceed against Obligor or any other party, proceed against or exhaust any security held from Obligor or any other party, or pursue any other remedy in Mortgagee’s power to pursue;

(3) To the extent permitted by applicable law, the benefit of all laws now existing or which may hereafter be enacted providing for any appraisement, valuation, stay, extension, redemption or moratorium;

(4) All rights of marshaling in the event of foreclosure;

(5) Any defense based on any claim that Mortgagor’s obligations exceed or are more burdensome than those of Obligor;

(6) Any defense based on: (i) any legal disability of Obligor, (ii) any release, discharge, modification, impairment or limitation of the liability of Obligor to Mortgagee from any cause, whether consented to by Mortgagee or arising by operation of law or from any Insolvency Proceeding and (iii) any rejection, disallowance or disaffirmance of the Third Party Secured Obligation, or any part of it, or any security held for it, in any such Insolvency Proceeding;

(7) Any defense based on any action taken or omitted by Mortgagee in any Insolvency Proceeding involving Obligor, including. without limitation, filing, defending, settling or obtaining a judgment or order on any proof of claim or any adversary proceeding, making any election to have Mortgagee’s claim allowed as being secured, partially secured or unsecured, including any election under 11 U.S.C. Section 1111(b), seeking relief from the automatic stay or adequate protection, including submitting an appraisal of any security, voting to reject or accept or failing to vote on any reorganization plan, making any extension of credit by Mortgagee to Obligor in any Insolvency Proceeding, and the taking and holding by Mortgagee of any security for any such extension of credit, whether or not such security is also security for the Third Party Secured Obligation;

(8) All presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance of this Mortgage and of the existence, creation, or incurring of new or additional indebtedness, and demands and notices of every kind; and

(9) Any defense based on or arising out of any defense that Obligor may have to the payment or performance of the Third Party Secured Obligation or any part of it.

(f) Mortgagor acknowledges, covenants and agrees that:

(1) The obligations of Mortgagor hereunder are independent of the obligations of Obligor, and a separate action or actions may be brought against Mortgagor whether or not action or suit is brought against Obligor or Obligor is joined in any such action or actions. At the option of Mortgagee, Mortgagor may be joined in any action or proceeding commenced by Mortgagee against Obligor in connection with or based on the Third Party Secured Obligation or any security for such obligation, and recovery may be had against Mortgagor in such action or proceeding without any requirement that Mortgagee first assert, prosecute or exhaust any remedy or claim against Obligor.

(2) Upon a default by Obligor, Mortgagee in its sole discretion, without prior notice to or consent of Mortgagor, may elect to: (i) foreclose either judicially or nonjudicially against any real or personal property security that Mortgagee may hold for the Third Party Secured Obligation other than the Property hereby encumbered, (ii) accept a transfer of any such security in lieu of foreclosure, (iii) compromise or adjust the Third Party Secured Obligation or any part of it or make any other accommodation with Obligor or Mortgagor, or (iv) exercise any other remedy against Obligor or any security other than the Property hereby encumbered. With respect to security other than the Property hereby encumbered, no such action by Mortgagee shall release or limit the liability of Mortgagor, who shall remain liable under this Mortgage after the action, even if the effect of the action is to deprive Mortgagor of any subrogation rights, rights of indemnity, rights of contribution, or other rights to collect reimbursement from Obligor for any recovery by Mortgagee against Mortgagor, whether contractual or arising by operation of law or otherwise. After any foreclosure or deed in lieu of foreclosure of any real or personal property pledged to secure the Third Party Secured Obligation, Mortgagor shall under no circumstances be deemed to have any right, title, interest or claim in or to such property, whether it is held by Mortgagee or any third party.

(3) Regardless of whether Mortgagee may have recovered against Mortgagor, Mortgagor hereby waives: (i) all rights of subrogation, all rights of indemnity, and any other rights to collect reimbursement or contribution from Obligor or any other party for any recovery by Mortgagee against Mortgagor, whether contractual or arising by operation of law (including the United States Bankruptcy Code or any successor or similar statute) or otherwise (collectively, “Reimbursement Rights”), (ii) all rights to enforce any remedy that Mortgagee may have against Obligor, and (iii) all rights to participate in any security now or later to be held by Mortgagee for the Third Party Secured Obligation. To the extent Mortgagor’s waiver of Reimbursement Rights is found by a court of competent jurisdiction to be void or voidable for any reason, any Reimbursement Rights Mortgagor may have against Obligor or any collateral or security shall be junior and subordinate to any rights Mortgagee may have against Obligor and to all right, title and interest Mortgagee may have in any such collateral or security. If any amount should be paid to Mortgagor on account of any Reimbursement Rights at any time when the Third Party Secured Obligation has not been paid in full, such amount shall be held in trust for Mortgagee and shall immediately be paid over to Mortgagee to be credited and applied against the Third Party Secured Obligation, whether matured or unmatured, in accordance with the terms of the Loan Documents. The covenants and waivers of Mortgagor set forth in this Section 23(f)(3) shall be effective until the Third party Secured Obligation has been paid and performed in full and are made solely for the benefit of Mortgagee.

(4) Mortgagor waives any and all rights and defenses described in Section 2856(a) of the California Civil Code that are or may become available to Mortgagor, including, without limitation, any rights and defenses by reason of Sections 2787 to 2855, inclusive, of the California Civil Code.

(5) Mortgagor waives all rights and defenses that Mortgagor may have because the Third Party Secured Obligation may be secured by real property other than the Property hereby encumbered. This means, among other things:

(A)	Mortgagee may collect from Mortgagor (including enforcing this Mortgage against Mortgagor) without first foreclosing on any real or personal property collateral pledged by Obligor;

(B)	If Mortgagee forecloses on any real property collateral pledged by Obligor, (i) the amount of the Third Party Secured Obligation may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price and (ii) Mortgagee may collect from Mortgagor (including enforcing this Mortgage against Mortgagor) even if Mortgagee, by foreclosing on the real property collateral pledged by Obligor, has destroyed any right Mortgagor may have to collect from Obligor.

This Section 23(f)(5) is an unconditional and irrevocable waiver of any rights and defenses Mortgagor may have because the Third Party Secured Obligation may be secured by real property other the Property hereby encumbered. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(6) Without limiting the generality of the foregoing Section 23(f)(5), Mortgagor understands and acknowledges that if Mortgagee forecloses judicially or nonjudicially against any real property securing the Third Party Secured Obligation other than the Property hereby encumbered, that foreclosure could impair or destroy any ability that Mortgagor may have to seek reimbursement, contribution or indemnification from Obligor or others based on any Reimbursement Right Mortgagor may have for any recovery by Mortgagee under this Mortgage. Mortgagor further understands and acknowledges that in the absence of this Section 23(f), such potential impairment or destruction of Mortgagor’s rights, if any, may entitle Mortgagor to assert a defense to this Mortgage based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal.App.2d 40 (1968). By executing this Mortgage, Mortgagor freely, irrevocably and unconditionally: (i) waives and relinquishes that defense and agrees that Mortgagor will be fully liable under this Mortgage even though Mortgagee may foreclose judicially or nonjudicially against any real property security for the Third Party Secured Obligation other than the Property; (ii) agrees that Mortgagor will not assert that defense in any action or proceeding which Mortgagee may commence to enforce this Mortgage; (iii) acknowledges and agrees that the rights and defenses waived by Mortgagor under this Mortgage include any right or defense that Mortgagor may have or be entitled to assert based upon or arising out of any one or more of Sections 580a, 580b, 580d or 726 of the California Code of Civil Procedure or Section 2848 of the California Civil Code; and (iv) acknowledges and agrees that Mortgagee is relying on this waiver in extending credit to Obligor in the form of the Third Party Secured Obligation, and that this waiver is a material part of the consideration which Mortgagee is receiving for extending such credit to Obligor.

(7) Mortgagor waives any right or defense it may have at law or equity, including California Code of Civil Procedure Section 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure of any property other than the Property hereby encumbered.

(8) No provision or waiver in this Mortgage shall be construed as limiting the generality of any other provision or waiver contained in this Mortgage.

(g) If Mortgagee is required to pay, return or restore to Obligor or any other person any amounts previously paid on the Third Party Secured Obligation because of any Insolvency Proceeding of Obligor, any stop notice or any other reason, the obligations of Mortgagor shall be reinstated and revived and the rights of Mortgagee shall continue with regard to such amounts, all as though they had never been paid, and this Mortgage shall continue to be effective or be reinstated, as the case may be.

(h) Mortgagor represents that: (a) Mortgagee has made no representation to Mortgagor as to the creditworthiness of Obligor, and (b) no oral promises, assurances, representations or warranties have been made by or on behalf of Mortgagee to induce Mortgagor to execute and deliver this Mortgage. Mortgagor has received and approved copies of all other requested Loan Documents. Before signing this Mortgage, Mortgagor investigated the financial condition and business operations of Obligor and such other matters as Mortgagor deemed appropriate to assure itself of Obligor’s ability to discharge its obligations in connection with the Third Party Secured Obligation. Mortgagor assumes full responsibility for that due diligence and for keeping informed of all matters which may affect Obligor’s ability to pay and perform its obligations to Mortgagee. Mortgagee has no duty to disclose to Mortgagor any information which Mortgagee may have or receive about Obligor’s financial condition or business operations or any other circumstances bearing on Obligor’s ability to perform.

(i) Mortgagor acknowledges that Mortgagor has had adequate opportunity to carefully read this Mortgage and to consult with an attorney of Mortgagor’s choice prior to signing it. No consent, approval or authorization of or notice to any person or entity is required in connection with Mortgagor’s execution of and obligations under this Mortgage, and Mortgagor acknowledges its execution and delivery of this Mortgage is made voluntarily without any duress or undue influence of any kind. No course of prior dealing, usage of trade, parol or extrinsic evidence of any nature shall be used to supplement, modify or vary any of the terms hereof. This Mortgage is intended by the parties to be a fully integrated and final expression of their agreement. This Mortgage and the other Loan Documents incorporate all negotiations of the parties and constitute the parties’ entire agreement. Mortgagor acknowledges that is relying on no written or oral agreement, representation, warranty or understanding of any kind made by Mortgagee or any employee, attorney or agent of Mortgagee, except for the agreements of Mortgagee set forth herein and in the Loan Documents.

24.	[RESERVED.]

25.	NO CREDIT FOR TAXES:

Mortgagor will not claim or demand or be entitled to receive any credit or credits on the principal indebtedness to secure payment of which this Mortgage is made, or on the interest payable thereon, for so much of the taxes assessed against said Mortgaged Property as is equal to the tax rate applied to the principal indebtedness due on this Mortgage or any part thereof, and no deduction shall be claimed from the taxable value of said Mortgaged Property by reason of this Mortgage.

26.	SUCCESSORS AND ASSIGNS:

The provisions hereof shall bind and inure to the benefit of Mortgagor and Mortgagee and their respective successors and assigns.

27.	COUNSEL FEES:

If Mortgagee becomes a party (by intervention or otherwise) to any action or proceeding affecting the Mortgaged Property or the title thereto or Mortgagee’s interest under this Mortgage, or employs an attorney to collect any of the indebtedness or to enforce performance of the obligations, covenants and agreements secured hereby, or to advise Mortgagee with respect to its rights and remedies hereunder in case of an Event of Default or threatened Event of Default, Mortgagor shall reimburse Mortgagee forthwith, upon written notice, and without further demand, for all reasonable costs, charges and counsel fees actually incurred by Mortgagee in any such case, whether or not suit shall be commenced, and the same shall be added to the principal sum secured hereby as a further charge and lien upon the Mortgaged Property and shall bear interest at the rate provided for in the Note.

28.	TAXATION OF NOTE AND MORTGAGE:

If at any time before the Note hereby secured is fully paid, any law of the Commonwealth of Massachusetts shall be enacted deducting from the value of the real estate for the purposes of taxation, the amount of any lien thereon, or imposing upon Mortgagee the payment of the whole or any part of the taxes or assessments or charges or liens herein required to be paid by Mortgagor or revising or changing in any way the laws relating to the taxation of mortgages or debts secured by mortgages or Mortgagee’s interest in the Mortgaged Property or the manner of collection of taxes so as to affect adversely this Mortgage or the debt hereby secured, or the owner and holder thereof in respect thereto, then and in any such event, Mortgagor, upon demand by Mortgagee, shall pay such taxes or assessments or reimburse Mortgagee therefor; provided, however, that if, in the opinion of counsel for Mortgagee, (a) it might be unlawful to require Mortgagor to make such payment; or (b) the making of such payment might result in the imposition of interest beyond the maximum amount permitted by law, then, and in such event, Mortgagee may elect, by notice in writing given to Mortgagor, to declare all the indebtedness secured hereby to be and become due and payable within ninety (90) days from the giving of such notice.

29.	FURTHER ASSURANCES:

At any time, and from time to time, upon request by Mortgagee, Mortgagor will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered to Mortgagee any and all further instruments, mortgages, conveyances, deeds, certificates, and other documents as may, in the reasonable opinion of Mortgagee, be necessary or desirable in order to effectuate, complete, confirm or perfect or to continue and preserve the obligation of Mortgagor under the Note and the lien of this Mortgage. Upon any failure by Mortgagor to do so, Mortgagee may make, execute and record any and all such instruments, certificates and documents for and in the name of Mortgagor and Mortgagor hereby irrevocably appoints Mortgagee as the agent and attorney-in-fact of Mortgagor to do so. Mortgagor agrees to pay all filing, registration and recording fees and all federal, state, county and municipal stamp taxes or other duties, imposts, assessments and charges on all such instruments, certificates and documents.

30.	DECLARATION OF NO SET-OFFS:

Within ten (10) days after requested to do so by Mortgagee, Mortgagor shall certify to Mortgagee or to any proposed assignee of Mortgagee in writing duly acknowledged, the amount of principal, interest, and other charges then owing on the obligation secured by this Mortgage and by any prior liens, if any, whether there are any set-offs or defenses against them and whether any default has been asserted by any tenant of the Mortgaged Property.

31.	SECURITY AGREEMENT:

This Mortgage creates a security interest in the personal property included in the Mortgaged Property and constitutes a security agreement under the Commonwealth of Massachusetts Uniform Commercial Code. Mortgagor, at its expense, shall execute, file and refile, and authorize Mortgagee to file and refile, such financing statements or other security agreements as Mortgagee shall reasonably require from time to time with respect to all of the personal property owned by Mortgagor included in the Mortgaged Property.

32.	SEVERABILITY:

In case any one or more of the covenants, agreements, terms or provisions contained in this Mortgage or the Note shall be invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, agreements, terms or provisions contained herein and in the Note shall be in no way affected, prejudiced or disturbed hereby.

33.	GOVERNING LAW:

This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts. All judicial proceedings arising in or under or related to this Agreement shall be brought in any state or federal court located in the Commonwealth of Massachusetts. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Worcester County, Commonwealth of Massachusetts; (b) waives any objection as to jurisdiction or venue in Worcester County, Commonwealth of Massachusetts; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in the Loan Agreement, and shall be deemed effective and received as set forth in the Loan Agreement.

34.	MODIFICATION:

This Mortgage cannot be changed or modified except by agreement between the parties hereto, signed and acknowledged for recordation. The parties to this Mortgage may agree to change the interest rate, due date or other terms or conditions of this Mortgage or the obligations secured by this Mortgage. If the parties agree to a change, Mortgagor shall pay for, and deliver to Mortgagee, a title insurance endorsement insuring that this Mortgage, as modified, remains a first lien on the Mortgaged Property.

35.	ASSUMPTION:

This Mortgage is not assumable.

36.	FORBEARANCE BY MORTGAGEE NOT A WAIVER:

Any forbearance by Mortgagee in exercising any right or remedy shall not be a waiver of or preclude the exercise of any right or remedy.

37.	LOAN CHARGES:

Any and all payments under the Loan Documents, including, without limitation, the interest rate, any applicable default interest rate, late charges, Prepayment Charge and any other charges or amounts due hereunder constitute material covenants of the underlying loan and are (a) a material inducement for Mortgagee to enter into this Mortgage; (b) Mortgagee would not have entered into the Loan Documents without Mortgagor’s agreement and covenant to make the payments as specified in the Loan Documents; (c) some additional payments, such as any applicable default interest rate, are deemed by Mortgagee as compensation to Mortgagee for the increased risk associated with the Note not being timely repaid; and (d) the additional payments represent reasonable estimates to Mortgagee in allocating its resources (both personnel and financial) to the ongoing review, monitoring, administration and collection of the Loan.

If the loan secured by this Mortgage is subject to a law which sets maximum loan charges, and that law is finally interpreted so that the interest or other loan charges collected or to be collected in connection with the loan exceed the permitted limits, then (a) any such loan charge shall be reduced by the amount necessary to reduce the charge to the permitted limit; and (b) any sums already collected from Mortgagor which exceeded permitted limits will be refunded to Mortgagor. Mortgagee may choose to make this refund be reducing the principal owed under the Note or by making a direct payment to Mortgagor. If a refund reduces principal, the reduction will be treated as a partial prepayment without any prepayment charge under the Note.

38.	WAIVER OF JURY TRIAL:

(a) Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF MORTGAGOR AND MORTGAGEE SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY MORTGAGOR AGAINST MORTGAGEE OR ITS ASSIGNEE OR BY MORTGAGEE OR ITS ASSIGNEE AGAINST MORTGAGOR. This waiver extends to all such Claims, including Claims that involve Persons other than Mortgagor and Mortgagee; Claims that arise out of or are in any way connected to the relationship between Mortgagor and Mortgagee; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Mortgage, any other Loan Document.

(b) If the waiver of jury trial set forth in above is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of Worcester County, Massachusetts. Such proceeding shall be conducted in Worcester County, Massachusetts, with Massachusetts rules of evidence and discovery applicable to such proceeding.

(c) In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Article 39, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

39.	[RESERVED.]

40.	STATE-SPECIFIC PROVISIONS

(a) Principles of Construction. In the event of any inconsistencies between the terms and conditions of this Article 40 and the other terms and conditions of this Mortgage, the terms and conditions of this Article 40 shall control and be binding.

(b) Mortgagor hereby, as continuing security for payment or performance of the Secured Obligations in accordance with the terms of the Loan Documents, grants with MORTGAGE COVENANTS and assigns to Mortgagee, and grants to Mortgagee a continuing security interest in and to all the Mortgaged Property.

(c) This Mortgage is upon the STATUTORY CONDITION and upon the further condition that all covenants and agreements on the part of Mortgagor herein undertaken shall be kept and fully and seasonably performed and that no breach of any other of the covenants or conditions specified herein shall be permitted, for any breach of which, upon the occurrence of an Event of Default Mortgagee shall have the STATUTORY POWER OF SALE together with all other remedies now or hereafter permitted by law.

MORTGAGOR HEREBY DECLARES AND ACKNOWLEDGES THAT IT HAS RECEIVED, WITHOUT CHARGE A TRUE COPY OF THIS MORTGAGE AND SECURITY AGREEMENT.

Exhibits Attached:

A – Mortgaged Property

[Signature Page Follows]

IN WITNESS WHEREOF, Mortgagor has executed this Mortgage and Security Agreement as of the date first above written.

MORTGAGOR:

WITNESS:	ASC DEVENS LLC, a Delaware limited
liability company
		By:	American Superconductor
Corporation, its authorized signatory
/s/ John R. Samia

Print Name: John R. Samia	By:	/s/ David A. Henry
	Name:	David A. Henry
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

Commonwealth of Massachusetts

Worcester County

On this 31st day of July, 2012, before me appeared David A. Henry, to me personally known, who, being by me duly sworn (or affirmed), did say that he is the Senior Vice President, Chief Financial Officer and Treasurer of AMERICAN SUPERCONDUCTOR CORPORATION, a Delaware Corporation and that the seal affixed to said instrument is the seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its Board of Directors, and said David A. Henry acknowledged said instrument to be the free act and deed of said corporation.

/s/ Russet L. Morrow

Notary Public

Print Name:	Russet L. Morrow

My commission expires:

December 22, 2017

EXHIBIT A

LEGAL DESCRIPTION

The land with the improvements thereon situated on the southwesterly side of Givry Street, Harvard, Worcester County, Massachusetts and being shown as Lot 7 on plan entitled “Level 1 Subdivision Lot 7 Givry Street” dated July 19, 2000, prepared by Howe Surveying Associates, Inc. and recorded with the Worcester District Registry of Deeds in Plan Book 761, Plan 44.

Together with the benefit of the appurtenant rights as set forth in the following deeds:

a. Deed from the USA recorded with said Deeds in Book 17907, Page 1;

b. Deed to ASC Devens LLC recorded with said Deeds in Book 23120, Page 209, except the slope easements recited therein, which have been released.